UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

INSITE VISION INCORPORATED

(Exact Name of registrant as specified in its charter)

Delaware	000-22332	94-3015807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

965 Atlantic Ave.
Alameda, California		94501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 510-865-8800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement with Sun Pharmaceutical

On September 15, 2015, InSite Vision Incorporated, a Delaware corporation (the “Company”), Ranbaxy, Inc., a Delaware corporation (“Ranbaxy”) and a subsidiary of Sun Pharmaceutical Industries Ltd. (“Sun Pharma”), and Thea Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned direct subsidiary of Ranbaxy, entered into an Agreement and Plan of Merger (the “Sun Merger Agreement”), providing for the acquisition of the Company by Ranbaxy at a purchase price of $0.35 per share.

Pursuant to the terms of the Sun Merger Agreement, Merger Sub will commence a cash tender offer (the “Offer”) for all outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a purchase price of $0.35 per share, net to the seller in cash, without interest (the “Offer Price”). As a condition to consummating the Offer, Company stockholders must validly tender (and not withdraw) shares constituting at least a majority of the outstanding shares of Company Common Stock on a Fully Diluted Basis (the “Minimum Condition”), and other customary closing conditions must have been satisfied. “Fully Diluted Basis” means, as of any date, (1) the number of shares of Company Common Stock issued and outstanding, plus (2) the number of shares of Company Common Stock that the Company is then required or may be required to issue under any employee stock option or other benefit plans, warrants, options or other securities convertible or exchangeable into or exercisable for shares of Company Common Stock (assuming all options and other rights to acquire or obligations to issue such shares of Company Common Stock are fully vested and exercisable, but in each case, excluding (A) all options exercisable into shares of Company Common Stock that are to be canceled in connection with the Offer in accordance with the Sun Merger Agreement, (B) shares of Company Common Stock subject to warrants that have an exercise price that is equal to or greater than the Offer Price, and (C) shares of Company Common Stock that may be subject to the option granted by the Company to Merger Sub under the Sun Merger Agreement to purchase, following consummation of the Offer and at the Offer Price, additional shares of Company Common Stock in an amount sufficient to allow Merger Sub to own in excess of 90% of the shares of Company Common Stock outstanding).

Following successful completion of the Offer, or adoption of the Sun Merger Agreement by Company stockholders, Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Ranbaxy (the “Sun Merger”). In the Sun Merger, shares of Company Common Stock held by the remaining Company stockholders, other than stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law, would be converted into the right to receive an amount equal to the Offer Price.

In the Sun Merger Agreement, the Company has agreed to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) within five business days after the date of the commencement of the Offer. If the adoption of the Sun Merger Agreement by Company stockholders is required under applicable law to consummate the Sun Merger, then the Company will establish a record date for and give notice of a special meeting of its stockholders for the purpose of adopting the Sun Merger Agreement.

The Company’s Board of Directors (the “Company Board”) has unanimously determined that the Sun Merger Agreement and the terms of the Offer are advisable, fair to and in the best interests of the Company and its stockholders, and recommends that Company stockholders tender their shares of Company Common Stock to Merger Sub in the Offer and, if applicable, vote to adopt the Sun Merger Agreement at a special meeting of Company stockholders.

Until the Offer is successfully completed or Company stockholders adopt the Sun Merger Agreement, the Company may, subject to the requirements of the Sun Merger Agreement, provide information and participate in discussions with respect to unsolicited third-party proposals that the Company Board believes in good faith, after consultation with its independent financial advisors and outside counsel, constitute or would reasonably be expected to result in a Company Superior Proposal (as defined in the Sun Merger Agreement). If the Company terminates the Sun Merger Agreement in connection with a Company Superior Proposal, the Company must pay Ranbaxy the Termination Fee (as defined below) and the Company must reimburse Ranbaxy an amount equal to $2,667,000 (the “QLT Termination Fee”), which is equal to the fee paid by Ranbaxy on behalf of the Company in connection with the terms of the QLT Merger Agreement (as defined under Item 1.02 below). The Termination Fee and QLT Termination Fee are also payable in other limited circumstances involving a competing proposal and termination of the Sun Merger Agreement.

Consummation of the transaction is subject to various customary closing conditions, including, among other things, (1) the absence of any legal restraints or prohibitions on the consummation of the Sun Merger, (2) the Company’s representations and warranties being true and correct, (3) the Company having performed in all material respects its obligations under the Sun Merger Agreement and (4) the Company not having suffered a material adverse effect.

The Sun Merger Agreement contains certain negotiated representations, warranties and covenants made by each of the Company and Ranbaxy, including, among other things, that the Company has validly terminated the QLT Merger Agreement in accordance with the terms of the QLT Merger Agreement. The Sun Merger Agreement also contains customary pre-closing covenants, including, among other things, the obligation of the Company to conduct its business in all material respects in the ordinary course.

The Sun Merger Agreement contains certain termination rights for each of the Company and Ranbaxy, including the right of each party to terminate the Sun Merger Agreement if the Offer has not been successfully completed (or, if the Offer has been withdrawn, the Sun Merger has not been consummated) by January 29, 2016 (the “End Date”).

Pursuant to the Sun Merger Agreement, Ranbaxy will be entitled to receive a termination fee of $2,667,000 from the Company (the “Termination Fee”) plus reimbursement for the QLT Termination Fee in the event that:

•	the Sun Merger Agreement is terminated by the Company in order to enter into an agreement relating to a Company Superior Proposal;

•

prior to the earlier of the successful completion of the Offer and Company stockholders adopting the Sun Merger Agreement, the Sun Merger Agreement is terminated by Ranbaxy because (1) the Company Board changes its recommendation that Company stockholders tender their shares in the Offer and, if necessary, vote in favor of adopting the Sun Merger Agreement, (2) the Company Board, upon request of Ranbaxy following any publicly announced or disclosed third-party acquisition proposal, fails to affirm the Company Board’s recommendation that Company stockholders tender their shares in the Offer and, if necessary, vote in favor of adopting the Sun Merger Agreement, or (3) the Company materially breaches its obligations under the Sun Merger Agreement relating to the non-solicitation of competing transactions; or

•	the Sun Merger Agreement is terminated by Ranbaxy (1) following the End Date (so long as Company stockholders have not adopted the Sun Merger Agreement or the Offer has not been successfully completed), or (2) due to the failure of Company stockholders to adopt the Sun Merger Agreement at a duly convened meeting to consider such adoption, and (a) prior to the termination of the Sun Merger Agreement, a third party makes a competing acquisition proposal or publicly indicates an intention to make a competing proposal, and (b) within 12 months following such termination of the Sun Merger Agreement, the Company enters into a definitive and binding agreement to engage in a competing transaction or consummates a competing transaction (with such fee payable prior to the consummation of the competing transaction).

The foregoing summary of the Sun Merger Agreement does not purport to be complete and is qualified in its entirety by the Sun Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations and warranties of the Company contained in the Sun Merger Agreement have been made solely for the benefit of Ranbaxy and Merger Sub. In addition, such representations and warranties (1) have been made only for purposes of the Sun Merger Agreement, (2) have been qualified by certain disclosures made to Ranbaxy and Merger Sub not reflected in the text of the Sun Merger Agreement, (3) may be subject to materiality qualifications contained in the Sun Merger Agreement which may differ from what may be viewed as material by investors, (4) were made only as of the date of the Sun Merger Agreement or other specified dates and (5) have been included in the Sun Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Sun Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Sun Merger and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Sun Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Sun Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other reports and documents that the Company files with the SEC.

Secured Notes and Related Agreements

In connection with the execution of the Sun Merger Agreement, on September 15, 2015, the Company and Ranbaxy entered into a secured note (the “Secured Note”) pursuant to which Ranbaxy agreed, subject to the terms and conditions thereof, to provide a secured line of credit of up to $11,914,194.52 to the Company.

Pursuant to the terms of the Secured Note, the Company borrowed, contemporaneously with execution of the Secured Note, an amount equal to $5,814,194.52 in order to fully repay all principal, interest, fees and expenses outstanding under the QLT Secured Note (as defined under Item 1.02 below). The Company has the right to draw an additional $600,000 to finance certain manufacturing costs, and beginning in September 2015, may also borrow up to $1,100,000 per month, for five months (until January 2016).

The Secured Note is secured by substantially all of the Company’s present and after acquired assets pursuant to, among other things, the terms of a Security Agreement, dated as of September 15, 2015 (the “Security Agreement”), between the Company and Ranbaxy. The Secured Note is further secured by certain copyrights, trademarks, patents and patent applications of the Company pursuant to the terms of an IP Security Agreement, dated as of September 15, 2015 (the “IP Security Agreement”), between the Company and Ranbaxy. The security interest in the Company’s assets that are granted to Ranbaxy will have first priority over the security interests of the holders of the Company’s outstanding 12% Senior Secured Notes (the “2014 Notes”).

All borrowings under the Secured Note will accelerate and become due and payable under certain circumstances, including if (1) Ranbaxy terminates the Sun Merger Agreement as a result of the Company Board effecting a change in its recommendation that that Company stockholders tender their shares in the Offer and, if necessary, vote in favor of adopting the Sun Merger Agreement, or recommend an alternative transaction or due to the Company’s material breach of its obligations relating to the solicitation of a competing transaction, (2) the Company terminates the Sun Merger Agreement to engage in a competing transaction, or (3) the Company completes a competing transaction following the termination of the Sun Merger Agreement.

The foregoing summary of the Secured Note does not purport to be complete and is qualified in its entirety by the Secured Note, the Security Agreement and the IP Security Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and each of which is incorporated herein by reference.

In addition, in connection with the execution of the Sun Merger Agreement, each of Nicky V LLC, James Cannon and Timothy McInerney, as holders of, in the aggregate, $4,250,000 of the 2014 Notes (each, a “Consenting Holder”), entered into an Amendment, Waiver and Consent (each such Amendment, Waiver and Consent, an “Amendment and Waiver”) with the Company pursuant to which each such Consenting Holder agreed, among other things, to change the maturity date of all of the 2014 Notes to the earlier to occur of (a) the closing date and (b) 12 months after the date on which the Sun Merger Agreement is terminated. The description of the Amendments and Waivers is qualified in its entirety by the Amendments and Waivers, a form of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Termination of QLT Merger Agreement

On September 15, 2015, the Agreement and Plan of Merger, dated as of June 8, 2015, as amended and restated on July 16, 2015 and August 26, 2015 (the “QLT Merger Agreement”), by and among the Company, QLT Inc. (“QLT”) and Isotope Acquisition Corp. was terminated in its entirety by the Company pursuant to the terms and conditions of the QLT Merger Agreement. In connection with the termination of the QLT Merger Agreement, the Company has cancelled its special meeting of stockholders scheduled for October 9, 2015.

Also on September 15, 2015, Ranbaxy paid to QLT, on behalf of the Company, the $2,667,000 million QLT Termination Fee in accordance with the termination of the QLT Merger Agreement pursuant to the terms and conditions thereof.

Repayment of QLT Secured Note

In connection with the termination of the QLT Merger Agreement and entry into the Sun Merger Agreement and the Secured Note, the Company fully repaid all borrowings under the secured note (the “QLT Secured Note”) entered into on June 8, 2015 between the Company and QLT pursuant to which QLT agreed, subject to the terms and conditions thereof, to provide a secured line of credit to the Company. The total amount paid to QLT in connection with fully discharging the Company’s obligations with respect to the QLT Secured Note was $5,814,194.52, which amount was funded by borrowings under the Secured Note.

Item 2.03. Creation of a Direct Financial Obligation

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included in Items 1.01 and 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04 of this Current Report on Form 8-K.

Item 8.01 Other Information

On September 15, 2015, the Company issued a press release relating to the entry into the Sun Merger Agreement and the termination of the QLT Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Cautionary Statements Related to Forward-Looking Statement

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including estimates and projections, objectives and expected results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include the ability of the Company and Ranbaxy to complete the transactions contemplated by the Sun Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Sun Merger Agreement and the possibility of any termination of the Sun Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the Offer and the subsequent Sun Merger; uncertainties as to how many Company stockholders will tender their shares of Company Common Stock in the Offer or, if applicable, vote in favor of adopting the Sun Merger Agreement; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Offer or the Sun Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the Sun Merger; the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees. Other factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements include: general economic conditions and conditions affecting the industry in which the Company operates and other factors identified in the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 under the caption “Risk Factors” and elsewhere in such reports. The forward-looking statements made herein speak only as of the date hereof and neither the Company nor any of its affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information

The Offer for the outstanding common stock of the Company has not yet commenced. This communication is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Company Common Stock. At the time the Offer is commenced, Sun Pharma and its affiliates will file, or cause to be filed, a tender offer statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the SEC, and the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer, and a proxy statement regarding the Sun Merger. Company stockholders are strongly advised to read these tender offer materials, as well as any other documents relating to the Offer and the associated transactions that are filed with the SEC, carefully and in their entirety when they become available, and as they may be amended from time to time, because they will contain important information about the Offer and, if applicable, the Sun Merger, that Company stockholders should consider prior to making any decisions with respect to the Offer or the Sun Merger. Once filed, stockholders of the Company will be able to obtain free copies of the tender offer materials and the proxy statement, and other documents filed with the SEC by the Company, or filed by, or cause to be filed to be filed by, Sun Pharma and its affiliates with the SEC, through the website maintained by the SEC at http://www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’ website at www.InSiteVision.com or by contacting the Company at 510-747-1220.

Participants in the Solicitation

The Company and Sun Pharma (including its affiliates) and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the Sun Merger and may have direct or indirect interests in the Sun Merger. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on February 19, 2015, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 18, 2015. These documents are available free of charge at the SEC’s website at www.sec.gov, and from the Company by contacting Investor Relations by mail at InSite Vision Incorporated, 101 965 Atlantic Ave., Alameda, California, 94501, Attn: Investor Relations Department, by telephone at 510-865-8800, or by going to the Company’s Investors page on its corporate website at www.insitevision.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Sun Merger will be included in the proxy statement to be filed with the SEC.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of September 15, 2015, by and among the Company, Ranbaxy and Merger Sub.

10.1	Secured Note, dated as of September 15, 2015, by and between the Company and Ranbaxy.

10.2	Security Agreement, dated as of September 15, 2015, by and between the Company and Ranbaxy.

10.3	IP Security Agreement, dated as of September 15, 2015, by and between the Company and Ranbaxy.

10.4	Form of Amendment, Waiver and Consent Agreement.

99.1	Press Release, dated September 15, 2015.

*	The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2015	INSITE VISION INCORPORATED

	By:	/s/ Timothy M. Ruane
Timothy M. Ruane
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of September 15, 2015, by and among InSite Vision Incorporated, Ranbaxy, Inc. and Thea Acquisition Corp.

10.1	Secured Note, dated as of September 15, 2015, by and between InSite Vision Incorporated and Ranbaxy, Inc.

10.2	Security Agreement, dated as of September 15, 2015, by and between InSite Vision Incorporated and Ranbaxy, Inc.

10.3	IP Security Agreement, dated as of September 15, 2015, by and between InSite Vision Incorporated and Ranbaxy, Inc.

10.4	Form of Amendment, Waiver and Consent Agreement.

99.1	Press Release, dated September 15, 2015.

*	InSite Vision Incorporated has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. InSite Vision Incorporated will furnish a copy of such omitted document to the SEC upon request.